UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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AMICAS, Inc.

(Name of Registrant as Specified In Its Charter)

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FOR IMMEDIATE RELEASE
AMICAS CONFIRMS RECEIPT OF UPDATED ACQUISITION PROPOSAL
FROM MERGE HEALTHCARE
BOSTON — February 24, 2010 — AMICAS, Inc. (NASDAQ: AMCS), a leader in image and information management solutions, today announced that it has received from Merge Healthcare Incorporated (NASDAQ: MRGE) (“Merge”) a proposal to acquire all of the outstanding shares of AMICAS for $6.05 per share in cash, which has been updated to include an executed definitive commitment letter for $200 million of financing from Morgan Stanley and confirmation that Merge will place a portion of the pre-funded proceeds received from its mezzanine investors into an escrow account directly accessible by AMICAS.
As previously announced, on December 24, 2009 AMICAS entered into a definitive merger agreement to be acquired by an affiliate of Thoma Bravo, LLC (the “Thoma Bravo Merger Agreement”) for $5.35 per share in cash.
The AMICAS Board of Directors, in accordance with its fiduciary duties and the terms of the Thoma Bravo Merger Agreement, will evaluate the updated Merge proposal to determine the appropriate next steps. AMICAS will advise stockholders of the Board’s recommendation in due course, and stockholders are advised to take no action at this time. There can be no assurance that a transaction with Merge will result.
Raymond James & Associates, Inc. is serving as financial advisor to AMICAS and Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C. is serving as legal counsel.
About AMICAS, Inc.
AMICAS, Inc. (www.amicas.com) is a leading independent provider of imaging IT solutions. AMICAS offers the industry’s most comprehensive suite of image and information management solutions — from radiology PACS to cardiology PACS, from radiology information systems to cardiovascular information systems, from revenue cycle management solutions to enterprise content management tools designed to power the imaging component of the electronic medical record (EMR). AMICAS provides a complete, end-to-end solution for radiology practices, imaging centers, and ambulatory care facilities. Hospitals and integrated delivery networks are provided with a comprehensive image management solution for cardiology and radiology that supports EMR strategies to enhance clinical, operational, and administrative functions.
Information regarding the solicitation of proxies
In connection with the proposed transaction, AMICAS will file a proxy statement and relevant documents concerning the proposed transaction with the SEC relating to the solicitation of proxies to vote at a special meeting of stockholders to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the stockholders of the company in advance of the special meeting. Shareholders of AMICAS are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about AMICAS and the proposed transaction. Shareholders may obtain a free copy of the proxy statement and any other relevant documents filed by AMICAS with the SEC (when available) at the SEC’s Web site at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by AMICAS by contacting AMICAS Investor Relations by e-mail at colleen.mccormick@amicas.com or by phone at 617.779.7892.
AMICAS and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from AMICAS shareholders in respect of the proposed transaction. Information about the directors and executive officers of AMICAS and their respective interests in AMICAS by security holdings or otherwise is set forth in its proxy statements and Annual Reports on Form 10-K, previously filed with the SEC. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the acquisition when it becomes available. Each of these documents is, or will be, available for free at the SEC’s Web site at www.sec.gov and at the AMICAS Investor Relations Web site at www.amicas.com/investorrelations.

Cautionary statement regarding forward-looking statements
This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, future performance, and the completion of the transaction. These statements are based on the current expectations of management of AMICAS, Inc., involve certain risks, uncertainties, and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, conditions to the closing of the transaction may not be satisfied and the transaction may involve unexpected costs, liabilities, or delays, any of which could cause the transaction to not be consummated. Additional factors that may affect the future results of AMICAS are set forth in its filings with the Securities and Exchange Commission, which are available at www.sec.gov. All forward-looking statements in this release are qualified by these cautionary statements and are made only as of the date of this release. AMICAS is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
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CONTACTS:

Media	Investors
Matthew Sherman / Andrew Siegel	Kevin Burns, CFO
Joele Frank, Wilkinson Brimmer Katcher	AMICAS, Inc.
212-355-4449	617-779-7855

Scott Winter
Innisfree M&A Incorporated
212-750-5833